      AS FILED THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 26, 2001
                                                      Registration No. 333-44468


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          AMENDMENT NO. 6 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                      COHY CHINA COMMUNICATIONS CORPORATION
                      -------------------------------------
             (Exact name of registrant as specified in its charter)



               Delaware                                                               52-2220905
  ---------------------------------      ----------------------------    -----------------------------------
    (State or other jurisdiction         (Primary Standard Industrial    (I.R.S. Employer Identification No.)
  of incorporation or organization)      Classification Code Number)



1601 Cloverfield Boulevard, 2nd Floor, Santa Monica, California                          90404
---------------------------------------------------------------                      ---------
(Address of registrant's principal executive offices)                                 (Zip Code)


                                (310) 309-5276
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


                               Michael D. Donahue
                              Holland & Knight LLP
                         633 West 5th Street, 21st Floor
                              Los Angeles, CA 90071
                             Telephone: 213-896-2525
                             Facsimile: 213-896-2450


            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: As soon as practicable, after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE
==============================================================================================================
                                                                PROPOSED        PROPOSED
         TITLE OF EACH CLASS                  AMOUNT             MAXIMUM         MAXIMUM
            OF SECURITIES                     TO BE          OFFERING PRICE     AGGREGATE         AMOUNT OF
          TO BE REGISTERED                  REGISTERED          PER SHARE    OFFERING PRICE    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value          4,205,000 shares (1)       $2.50      $10,512,500.00     $11,229.90
==============================================================================================================


(1) Represents shares offered by selling shareholders. The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             Preliminary Prospectus
                      COHY CHINA COMMUNICATIONS CORPORATION
                             a Delaware corporation


                        4,205,000 shares of common stock



This prospectus relates to 4,205,000 shares of common stock of Cohy China Communications Corporation, all of which were acquired by the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. No national securities exchange or the Nasdaq Stock Market lists the common stock being offered by the selling security holders, and we have not applied for listing or quotation with any national securities exchange or automated quotation system.



The selling securities holders may sell their shares of common stock in negotiated transactions or in the over-the-counter market, or on any securities exchange on which our common stock becomes listed or traded. They may sell their shares at prices then prevailing or related to the then current market price or at prices in negotiated transactions. The shares will not be sold in an underwritten public offering. The shares of common stock have not been registered for sale by the selling security holders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.


SEE "RISK FACTORS" ON PAGES 4 TO 6 FOR FACTORS TO BE CONSIDERED BEFORE INVESTING IN THE SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell their securities until the registration statement filed with the Securities and Exchange Commission is effective. In addition, the company may not sell its securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   The date of this prospectus is _____, 2001
                              Subject to Completion

                                TABLE OF CONTENTS


    Prospectus Summary..............................................................................3
    Risk Factors....................................................................................4
    Use Of Proceeds.................................................................................7
    Determination Of Offering Price.................................................................7
    Management's Discussion And Analysis Of Financial Condition And Results Of Operation............7
    Business........................................................................................8
    Directors, Executive Officers, Promoters And Control Persons...................................11
    Certain Relationships And Related Transactions.................................................13
    Security Ownership Of Certain Beneficial Owners And Management.................................13
    Selling Security Holders.......................................................................14
    Plan Of Distribution...........................................................................16
    Description Of Securities......................................................................17
    Disclosure Of Commission Position On Indemnification For Securities Act Liabilities............17
    Market For Common Equity And Related Stockholder Matters.......................................18
    Legal Matters..................................................................................20
    Experts........................................................................................20
    Additional Information.........................................................................20
    Index To Financial Information.................................................................21


OUTSIDE BACK COVER PAGE

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                           PROSPECTUS SUMMARY


OUR STATE OF ORGANIZATION:                 We were incorporated in Delaware on
                                           February 24, 2000.



OUR BUSINESS:                              We are a development stage company.
                                           We intend to develop, manufacture,
                                           distribute and lease wireless
                                           communication systems and equipment
                                           for television programming for
                                           railway trains and stations in the
                                           People's Republic of China. In this
                                           regard, we have entered into an
                                           agreement to enter into a joint
                                           venture agreement by which we will
                                           acquire the rights to the technology
                                           and system from Cohy Enterprise
                                           Investment Co. Ltd., a private
                                           Chinese company, which has funded the
                                           project to date. This railway TV
                                           system allows passengers to watch and
                                           listen to video programs while they
                                           travel. The proposed business model
                                           is that the joint venture will
                                           produce and install the systems on
                                           the trains and train stations at no
                                           cost to the railway companies. The
                                           proposed revenues will come
                                           indirectly from advertising revenues.
                                           Current regulations in China do not
                                           allow a foreign cooperative joint
                                           venture to be a broadcast network or
                                           a direct seller of advertising. In
                                           order to comply with these
                                           requirements, we propose to enter
                                           into participatory lease arrangements
                                           as follows. The joint venture will
                                           install the system on the railroads
                                           and train stations at no cost to the
                                           railway companies and pay the railway
                                           companies a fee. The joint venture
                                           will lease systems to advertising
                                           companies who will sell advertising
                                           time and pay a lease rate to the
                                           joint venture that will directly
                                           reflect the amount of advertising
                                           time sold. The advertising companies
                                           will acquire at their cost, the
                                           content to be broadcast and select a
                                           broadcasting company to broadcast the
                                           programming and advertising over the
                                           system leased to the advertising
                                           company.



NUMBER OF SHARES BEING OFFERED:            The selling security holders want to
                                           sell 4,205,000 shares of our common
                                           stock. The offered shares were
                                           acquired by the selling security
                                           holders in transactions that were not
                                           registered pursuant to the Securities
                                           Act of 1933 in reliance upon
                                           Regulation S.



ESTIMATED USE OF PROCEEDS:                 We will not receive any of the
                                           proceeds from the sale of the shares
                                           offered by the selling security
                                           holders.



RECENT DEVELOPMENTS:                       In April 2001, holders of a majority
                                           of our voting securities removed
                                           Benjamin Leboe, the President and
                                           sole director, and then elected three
                                           new directors. The new Board then
                                           elected new officers. In May 2001, a
                                           fourth director was elected. The new
                                           Board consists of Donald N. Larsen
                                           (President and Chief Executive
                                           Officer), Liang Bao Hua, Wu Rong
                                           Guang and Vincent W. Chu. Michael A.
                                           Paulhus was appointed Secretary and
                                           Chief Financial Officer. Mr. Paulhus
                                           does not serve as a director of our
                                           company.



                                           We will be seeking to raise up to
                                           $10,000,000 outside the United States
                                           through the sale of shares of our
                                           common stock. Although the purchase
                                           price(s) will be negotiated, we
                                           presently expect the prices to range
                                           from approximately $2.00 to $3.00 per
                                           share. We intend to use any proceeds
                                           from such sale for the construction
                                           and installation of a railway TV
                                           system in China and for working
                                           capital.

                                  RISK FACTORS

In addition to the other information specified in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of the shares of our common stock. A purchase of the shares is speculative in nature and involves a lot of risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his or her investment.

BECAUSE WE ARE A NEW COMPANY WITH LOSSES SINCE OUR FORMATION, WE MAY NOT BE ABLE TO ACHIEVE PROFITABLE OPERATIONS.


We were incorporated in February, 2000, and we began operations immediately thereafter. As of December 31, 2000, our losses were approximately $50,861, and for the nine month period ended September 30, 2001 our losses were $388,623. Cumulative losses for the period from incorporation to September 30, 2001 totaled $439,484. We have not yet generated any revenues. We anticipate generating revenues upon the formation of the joint venture; however, our prospects for generating sufficient revenues to result in profits must be considered speculative, considering the risks, expenses and difficulties frequently encountered in the establishment of a new business, specifically the risks inherent in the development of wireless telecommunications. We cannot guarantee that unanticipated technical or other problems will not occur which would result in material delays and future product and service commercialization or that our efforts will result in successful product and service commercialization. We cannot guarantee that we will be able to achieve profitable operations.



UNLESS WE ACQUIRE NECESSARY GOVERNMENTAL APPROVALS AND FORM THE JOINT VENTURE WITH OUR PROPOSED PARTNER, WE WILL NOT BE ABLE TO CONDUCT THE PROPOSED BUSINESS DESCRIBED HEREIN.



We have entered into an agreement with Cohy Enterprise to form a joint venture to acquire the rights to the system developed and owned by Cohy Enterprise and conduct the proposed business described herein. The proposed joint venture and its business must be approved by the Chinese government and receive a business license from the government. We are preparing the application for this approval and business license and we believe they will be approved based on advice from our Chinese law firm. We cannot form the joint venture or conduct the proposed business described herein until we receive these approvals. If we do not receive these approvals and form the joint venture with Cohy Enterprise, we will not be able to conduct business as described herein.


UNLESS WE OBTAIN SUBSTANTIAL FUNDS, THE JOINT VENTURE WILL BE LIMITED IN THE NUMBER OF RAILWAY TV SYSTEMS IT CAN MANUFACTURE AND INSTALL, WHICH WILL LIMIT OUR POTENTIAL REVENUES.


We estimate that it will cost approximately $110,000 for the manufacture and installation of each railway TV system. Unless we are able to obtain substantial funding, the joint venture will not be able to install many systems and its ability to generate revenues will be limited as a result. We anticipate that we may seek additional funding through public or private sales of our securities. That could include equity securities, or through commercial or private financing arrangements. We will be seeking to raise up to $10,000,000 in an offering outside the United States pursuant to Regulation S. Adequate funds may not be available when needed or on terms acceptable to us.


WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND WE MAY NOT HAVE ADEQUATE RESOURCES TO MARKET OUR PRODUCTS IN ORDER TO COMPETE SUCCESSFULLY.

Competition in the wireless telecommunications products industry is intense. We compete directly with other companies and businesses that have developed, and are in the process of developing, wireless telecommunications which are functionally equivalent or similar to our wireless communications systems. Because our wireless communications systems is based on a new concept and new technology, we believe there are currently few direct competitors marketing a similar product. However, we expect that competitors may be in the process, or will in the future, develop similar wireless telecommunications technology and will market their products to our target customers, which will significantly affect our ability to compete.


Should larger, better-financed companies develop technologies similar to ours, our competitors will have substantially greater experience, financial and technical resources and production, marketing and development capabilities than we do. Those competitors will have greater financial resources and will be able to afford to spend more resources than we can to market their products. We will also be competing with respect to manufacturing efficiency. We cannot guaranty that we will succeed in the distribution of our products or in the generation of revenues from our operations. We cannot guaranty that our competitors will not succeed in marketing, selling and distributing their products.


OUR ABILITY TO SUCCEED IS UNCERTAIN BECAUSE WE CURRENTLY HAVE LIMITED SOURCES OF REVENUE AND MINIMAL MANUFACTURING AND LEASE ACTIVITIES DUE TO THE LACK OF FUNDS.

We have not yet engaged in the marketing of the wireless telecommunications technology, although such technology has been tested on two trains. Therefore, our only current source of working capital is derived from the sale of our common stock. We have not yet generated any revenues. Until substantial funds are obtained, marketing activities will be significantly limited. Based on our interactions with potential customers, we hope that we will generate revenues in the fourth quarter following the formation of our joint venture and completion of financing.

OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY MAY BE LIMITED, RESULTING IN THE UNAUTHORIZED USE OF OUR TECHNOLOGY AND RESULTING DAMAGES.

We will attempt to protect our proprietary technology through the enforcement of patents and by applying for additional patent protection when appropriate. We exclusively own any and all software and other technology that we develop and we regard such technology as proprietary. We may rely on a combination of patent, trademark and trade secret laws, as well as contractual restrictions on disclosure, copying and distribution, including, but not limited to, confidentiality agreements with our employees and subcontractors, to attempt to protect our intellectual property rights in our products and services. There is a possibility that such patent, trademark and trade secret laws, as well as such confidentiality agreements, may not be enforceable in certain jurisdictions. It may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we regard as proprietary. In addition, because we anticipate distributing our products internationally, the laws of certain countries in which our products may be distributed or utilized may not protect our products and intellectual rights to the same extent as the laws of the United States. There can be no assurance that third parties will not assert infringement claims against us in the future or that any such assertion will not result in costly litigation or require us to obtain a license to intellectual property rights of third parties. If we are required to obtain such licenses, there can be no assurance that such licenses will be available on reasonable terms, or at all. Moreover, in the event we were forced to sue third parties for patent infringement or unfair competition, such litigation can be extremely costly and time consuming, resulting in significant adverse consequences to our business and operations, even if we prevail in the lawsuit.

IF WE DO NOT ADAPT TO RAPID TECHNOLOGICAL CHANGE, OUR PRODUCTS MAY BECOME OBSOLETE AND UNMARKETABLE.

The wireless telecommunications industry is characterized by rapidly changing technology, resulting in short product life cycles and rapid price declines. We must continuously update our existing and planned products and services to keep them current with changing technologies and must develop new products and services, to take advantage of new technologies that could render our existing products and services obsolete. Our future prospects are highly dependent on our ability to increase the functionality of our products and services in a timely manner and to develop new products that address new technologies and achieve market acceptance. There can be no assurance that we will be successful in these efforts. If we are unable to develop and introduce new and improved products and services in a timely manner, due to resource constraints or technological or other reasons, this inability could result in our products becoming unmarketable and outdated. In particular, the introduction of new products and services are subject to the inherent risk of development delays and delays in obtaining regulatory approvals, all of which are beyond our control.

OUR OFFICERS AND DIRECTORS MAY HAVE CONFLICTS OF INTEREST THAT MAY DETRACT FROM THEIR SERVICES TO US.

Therefore, our officers and directors may not devote sufficient time to our affairs. The persons serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. As a result, conflicts of interest between us and the other activities of those persons may occur from time to time, in that our officers and directors shall have conflicts of interest in allocating time, services, and functions between the other business ventures in which those persons may be or may become involved and our affairs.

WE LACK A PUBLIC MARKET FOR SHARES OF OUR COMMON STOCK, WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

There is no public market for shares of our common stock. We cannot guaranty that an active public market will develop, or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. Factors such as announcements of new or enhanced products by us or our competitors and quarter-to-quarter variations and our results of operations, as well as market conditions in the high technology sector may have a significant impact on the market price of our shares. Further, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that volatility often has been unrelated or disproportionate to the operating performance of those companies.


OUR OFFICERS, DIRECTORS AND PRINCIPAL SECURITY HOLDERS OWN APPROXIMATELY 75.3% OF OUR OUTSTANDING SHARES OF COMMON STOCK, WHICH WILL ALLOW THESE SECURITY HOLDERS TO EXERT SIGNIFICANT INFLUENCE OVER, OR EVEN CONTROL, MATTERS REQUIRING APPROVAL OF OUR SECURITY HOLDERS.



Our directors, officers and principal (greater than 5%) security holders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 75.3% of our shares of common stock. Mr. Liang Bao Hua, a director, currently owns 39.7% of our issued and outstanding common stock and Mr. Wu Rong Guang, a director, currently owns 18.2% of our total issued and outstanding stock. Such concentrated control of the Company may adversely affect the price of our common stock. These security holders may also be able to exert significant influence over, or even control, matters requiring approval by our security holders, including the election of directors. In addition, certain provisions of Delaware law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.



OUR BUSINESS WILL ENTAIL THE RISKS ASSOCIATED WITH CHINA AND OTHER COUNTRIES.



The future success of our company will depend in part on its ability to generate distribution and lease of its products within China. There can be no assurance, however, that the company will be successful in the distribution and lease of its products. In addition, these will be subject to a number of risks, including foreign currency risk; the risks that agreements may be difficult or impossible to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; or foreign countries could impose withholding taxes or otherwise tax the company's foreign income, impose tariffs, embargoes, or exchange controls, or adopt other restrictions on foreign trade. In addition, the laws of China and certain other countries do not protect the company's proprietary rights to the same extent as the laws of the United States. The company has taken steps to mitigate these risks through a proposed joint venture with a domestic Chinese company, but there can be no assurance in the adequacy of these protection measures.


OUR BUSINESS IS SUBJECT TO POLITICAL RISKS INVOLVING THE GOVERNMENT OF CHINA.

The market in China is monitored by the government, which could impose taxes or restrictions at any time which would make operations unprofitable and infeasible and cause a write-off of capital investment in Chinese manufacturing opportunities.

A number of factors beyond the company's control and the effect of which cannot be accurately predicted may affect the distribution and leasing of the company's products. These factors include political policy on foreign ownership, political policy to open the doors to foreign investors, and political policy on technology exports.

INFORMATION SPECIFIED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS."


SUCH STATEMENT CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES", "COULD", "POSSIBLY", "PROBABLY", "ANTICIPATES", "ESTIMATES", "PROJECTS", "EXPECTS", "MAY", "WILL", OR "SHOULD" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. NO ASSURANCES CAN BE GIVEN THAT THE FUTURE RESULTS ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE

FUTURE RESULTS COVERED IN SUCH FORWARD-LOOKING STATEMENTS. AMONG THE KEY FACTORS THAT HAVE A DIRECT BEARING ON OUR RESULTS OF OPERATIONS ARE THE EFFECTS OF VARIOUS GOVERNMENTAL REGULATIONS, THE FLUCTUATION OF OUR DIRECT COSTS AND THE COSTS AND EFFECTIVENESS OF OUR OPERATING STRATEGY. OTHER FACTORS COULD ALSO CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS COVERED IN SUCH FORWARD-LOOKING STATEMENTS. PROSPECTIVE PURCHASERS OF SHARES MUST BE PREPARED FOR THE POSSIBLE LOSS OF THEIR ENTIRE INVESTMENT IN OUR COMPANY. THE ORDER IN WHICH THE ABOVE RISK FACTORS ARE PRESENTED IS ARBITRARY, AND PROSPECTIVE PURCHASERS OF SHARES SHOULD NOT CONCLUDE, BECAUSE OF THE ORDER OF PRESENTATION OF THE ABOVE RISK FACTORS, THAT ONE RISK FACTOR IS MORE SIGNIFICANT THAN THE OTHER RISK FACTORS.


                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

                         DETERMINATION OF OFFERING PRICE

The offering price of the shares being offered by the selling security holders has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of our commons stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION


LIQUIDITY AND CAPITAL RESOURCES. During the period from incorporation on February 24, 2000 to the fiscal year ended December 31, 2000, we received $281,900 from the sale of common stock. We also realized $38,900 from the issue of loans payable and $9,980 from an advance from a related party. After payment of development and operating expenses, we had cash resources of $285,102 as at the fiscal year ended December 31, 2000. No revenues were received through the third quarter ended September 30, 2001.



RESULTS OF OPERATIONS. We have not yet realized any revenue from operations. During the period from incorporation on February 24, 2000 through December 31, 2000, we incurred expenses of $50,861 in connection with start-up costs, legal and accounting and administrative expense. During the nine month period ended September 30, 2001, we incurred additional expenses totaling $388,623 in connection with legal, accounting and administrative expense.



PLAN OF OPERATION FOR THE NEXT TWELVE MONTHS. Our plan of operation is materially dependent on our ability to raise significant funds. We will be seeking to raise up to US$10,000,000 from non-United States residents pursuant to Regulation S. If we are able to raise the US$10,000,000, our estimated expenses over the next 12 months would be approximately US$7,650,000. However, our proposed operations are scalable and if less money is raised, fewer railway TV systems will be manufactured and installed. We anticipate multiple closings of the Regulation S offering in order that we can move forward with our proposed business as funding becomes available. Each railway TV system will cost approximately US$110,000 to manufacture and install. Therefore for each US$1,000,000 raised, nine railway TV systems will be installed and generating revenue. If we are unable to raise sufficient funds, we anticipate that our expenses for the next 12 months will be limited to the day-to-day expenditures necessary to conduct business.


Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We do not anticipate the need to raise additional capital to develop, promote and conduct our operations as anticipated if our Regulation S offering is fully successful.


Cash flow from advertising will start immediately upon the implementation of the joint venture company as an existing revenue producing contract with Hong Yuan Advertising will be transferred to the joint venture company. This contract currently generates US$38,768 monthly for Cohy Enterprise, our joint venture partner.

                                    BUSINESS

INTRODUCTION. Cohy China Communications Corporation was incorporated in the State of Delaware on February 24, 2000. We have one wholly owned subsidiary, Far East Communications Corporation, a company incorporated under the laws of Mauritius on September 26, 2001.

We are a developmental stage company. We intend to develop, manufacture, distribute and lease wireless communication systems and equipment for railway trains and stations in the People's Republic of China.

BACKGROUND. For over a decade, the China Ministry of Railways has experimented with installing closed-circuit television systems in selected trains to enhance the comfort and satisfaction of passengers. China's passenger trains move the largest mass of travelers in China. The government of China has expressed a desire to institute changes designed to make the train trip more comfortable and enjoyable for passengers, including providing entertainment, education and news programming services. A number of technological problems interfered with early systems, including vibration, linking between coaches, interference and practical control systems.


In the late 1990's, Cohy Enterprise Investment Co. Ltd., a private Chinese company, and Zhong-Nan Tien Company, a privately-owned Chinese company, in co-operation with the China Railway Scientific and Technology Development Company, designed a closed circuit, wireless-controlled television system which we believe eliminated the technological problems. Zhong-Nan Tien Company owned the rights to the railway TV system and Cohy Enterprise funded the initial research and development. A patent application was filed by Zhong-Nan Tien on September 3, 1999 for the railway TV system. On August 29, 2001, Cohy Enterprise acquired the right to the patent application and became the sole owner of the rights to the system.


The railway TV system encompasses automatic programming software with specially designed equipment. It has been tested in the research labs of Cohy Enterprise, and prototypes are currently being operated and evaluated on two passenger trains which travel between Beijing and Harbin, China, approximately a 12 hour trip.


The China Ministry of Railways has recommended to the 14 individually state owned railway companies that they install the railway TV system in order to enhance service to their passengers. Two of the railway companies (Harbin and Yinchuan) have participated with the testing of the railway TV system. The system is currently operating on two trains running from Beijing to Harbin.



OUR PROPOSED BUSINESS. Through our subsidiary, we have entered into an amended agreement to establish and operate a cooperative joint venture proposed to be named "Beijing Hanyi Communications Technology Limited" pursuant to which the joint venture will acquire the rights to the technology developed by Cohy Enterprise and carry out the commercialization of this technology. We are in the process of preparing the formal joint venture agreement and submitting it to the government authorities of the People's Republic of China for approval and issuance of the business license required to form a joint venture. We presently expect that the application will be submitted in about March 2002 and that the approval process may take approximately two months. Upon issuance of this approval and business license, the joint venture will be formed and will commence business. Cohy Enterprise will provide the joint venture with the facilities, documentation, books, records, test results, contracts and personnel necessary to install and manufacture the railway TV system as well as all its approvals and endorsements for the installation of the system obtained from the China Ministry of Railways. The joint venture in co-operation with national and regional advertising companies will provide the railway TV system directly to China's 14 major state owned railway companies at no cost.



The proposed business model is that the joint venture will produce and install the systems on the trains and train stations at no cost to the railway companies. The proposed revenues will come indirectly from advertising revenues. Current regulations in the People's Republic of China do not allow a foreign cooperative joint venture to be a broadcast network or a direct seller of advertising. The participatory lease arrangement described below allows us to overcome these obstacles and earn revenues from the advertising medium. There is some expectation that these regulatory barriers will be eliminated and, in such event, the joint venture will consider changing the business model to becoming the broadcast network directly and selling advertising directly. The participatory lease arrangement currently contemplated is as follows. The joint venture will install the system on the railroads and train stations at no cost to the railway companies and pay the railway companies a fee. The fee paid to the railway companies for the installation of the railway TV system is 5% of the total advertising sold and broadcast on the system. This fee is compensation for the permission to run programming and advertising on the trains, as well as for any general maintenance that the system may require. The joint venture will lease systems to advertising companies who will sell advertising time and pay a lease rate to the joint venture that will directly reflect the amount of advertising time sold. Advertising companies will lease the railway TV system on a train by train basis. We anticipate entering into lease agreements with numerous advertising companies which will lease the systems for specific trains. The advertising companies will acquire at their cost the content to be broadcast and select a broadcasting company to broadcast the programming and advertising over the system leased to the advertising company.


We have arranged to produce, assemble and package the railway TV system in the Beijing Badachu High-Tech Park, in Beijing, China.


MARKETING OVERVIEW. China's advertising sector has increased over the last year at a significant pace reaching a reported US$5.3 billion market. China remained the biggest advertising market in the Asia Pacific region, according to ACNielsen Media International, a world leading market research firm. As competition increases among retailers, businesses have increased their advertising budgets to the point that the advertising industry in China is experiencing growth even greater than that of the economy as a whole. In the first quarter of 2001, the overall market growth reached 12.6%, despite the slowdown on the sector growth compared to the same period last year.



We are securing experienced marketing professionals from the communications and wireless technology industries in China and North America. Management has developed a marketing strategy that incorporates its strong relationship and sole-source agreement with advertising companies such as the agreement currently in place with Hong Yuan Advertising. This marketing strategy is focused on the Chinese railway industry and potential advertisers.



The potential market for our railway TV system will include the 2,500 inner-city passenger trains in China. Hong Yuan Advertising has advised us it has received indications of interest from railroad companies to install the system and from firms to advertise on the system. Hong Yuan Advertising has indicated to us that it is prepared to lease the TV System via the participatory lease model at the rate that we presently expect we can provide them. Hong Yuan Advertising is owned by Liang Bao Hua, an officer, director and principal shareholder of our company.



China's Ministry of Railways has recommended that all of its 2,500 passenger trains upgrade their passenger service and comfort by installing the TV System. The total number of railway TV systems expected to be leased and installed by our company in years one through five is: 100, 150, 250, 300 and 500 for a total of 1300 trains. In addition to meeting this goal, we are exploring the potential to supply 3,900 railway stations with the proprietary railway TV system resulting in an estimated market of 6,400 railway TV systems. The programming has been contracted out to a third party, Beijing Zhongshi Future Movie and Play Exchange Center. It will be responsible for the production, purchasing and editing of all programming for the railway TV system. The individual advertising companies will pay Beijing Zhongshi Future Movie and Play Exchange Center fees for these services over and above the participatory lease fee. The broadcasting will be done by Cohy Enterprises and the China Ministry of Railways in a co-operative effort. The broadcasting will be managed by Cohy Enterprise with oversight by the Chinese Ministry of Railways. The advertising companies will pay fees to Cohy Enterprise for the broadcasting. Once the Chinese television rail network has been fully established, our Phase Two focus will be to provide for the development of markets for the proprietary wireless television technology outside of the rail industry and outside of China. Some of these markets include air and ground transportation as well as educational and retail institutions.



Our proposed joint venture partner, Cohy Enterprise, has signed a contract with Hong Yuan Advertising to lease the system currently running on the Beijing-Harbin line. Year One of the Beijing-Harbin contract represents US$465,000 in participatory lease payments. Hong Yuan Advertising made a $US77,540 up front payment with monthly payments of US$38,768 to follow. The participatory lease will be for a term of 20 years with the lease rate renegotiated each year based on the level of advertising revenues being generated by the advertising company. If the partners do not reach an agreement on the Lease rate at the end of each twelve month period, the lease will terminate. At the beginning of each year, 30% of the estimated year lease will be paid in advance with the remainder due in monthly installments. This contract will be transferred to the joint venture company upon completion of the Joint Venture Agreement. Currently companies such as Pepsico, Hewlett Packard, Yanjing Beer and Honda Guangzhou are running ads on the system.


THE TECHNOLOGY


Current television broadcasting signals have coverage limitations when transmitted to moving receivers. Railway trains frequently pass highly shielded obstacles such as tunnels, steel bridges, etc, and it is difficult to maintain clear and stable receiving signals. Television broadcasting signals transmitted directly from a space satellite to moving trains also results in unstable signals.



The railway TV system combines digital transmission, global satellite orientation, wireless communication, microwave transmission and two-way communications for trains and services. The main broadcast center sends television and media programs to all the trains on the railroad. Automatic systems on each train broadcast television programs, multimedia and send the train location, equipment performance and any emergency conditions back to a broadcasting center. The railway TV system is a new innovation that combines technologies of computer, digital picture, global satellite orientation, wireless digital communication and microwave digital transmission. The railway TV system consists of four sections: the programming center, main broadcasting center, ground loading stations, and train and passenger station systems.



   The Broadcasting Center. The broadcasting center (the "Broadcasting Center") uses digitalization technology to edit and manufacture high-definition programming for the system. The Broadcasting Center can communicate with all the trains operating on the railway systems. The Broadcasting Center monitors, by satellite, the programming of ground loading stations and systems installed on trains. It is the first digital broadcasting television station in Mainland China.


   The Ground Loading Station. Ground loading stations receive audio and video information transmitted from the Broadcasting Center through satellite. When trains run slowly or stop, the ground stations load temporary programs on the trains, and renew programs pre-stored in the system on trains. The ground stations also collect digital, audio and video information on trains and send it to the Broadcasting Center through satellite. It is estimated that 40 to 50-ground wireless loading stations will be set up in major railway stations in Mainland China.

   The Train and Station Systems. The railway TV system installed on trains have 200 hours of programming stored in the train digital broadcasting system. Trains receive direct programming instructions through satellite from the Broadcasting Center and send the operating data back to the Broadcasting Center.

When trains run slowly or stop, they receive and broadcast temporary programs transmitted from the ground wireless loading stations, and renew programs pre-installed in the train digital broadcasting system, and also send digital, audio, and video information collected on the train. Train stations use the same system to provide digital transmission services and programming. The stations also are ground loading stations for the train system operation.


THE JOINT VENTURE. On April 10, 2000, we entered into an Agreement to Establish and Operate a Co-operative Joint Venture. This agreement was subsequently rescinded and replaced with a new agreement, the Agreement to Establish and Operate a Co-operative Joint Venture dated October 16, 2001 between our company, our wholly-owned subsidiary, Far East Communications Corporation, Zhong-Nan Tien and Cohy Enterprise. Pursuant to the Agreement to Establish and Operate a Co-operative Joint Venture, our company and Cohy Enterprise will cause to be incorporated a co-operative joint venture company pursuant to the laws of the Peoples Republic of China. The joint venture company is presently proposed to be named "Beijing Hanyi Communication Technology Limited" and is proposed to have a life span of 30 years with two automatic 30 year extensions subject to approvals of the Chinese government.


The total registered capital of the joint venture company will be US$150,000. Cohy Enterprise will contribute its assembly line to manufacture and assemble the railway TV system to form its contribution of US$15,000 and will receive in return 10% of the initial capital of the joint venture. Through our wholly owned subsidiary, Far East Communication Corporation, we will contribute US$135,000 in cash and will receive in return 90% of the initial capital of the joint venture. Both parties must make their full contribution within three months of the issuance of the joint venture company's business license.


The joint venture company's Board of Directors will be comprised of three members. Our company will appoint two members (including the Chairman) and Cohy Enterprise will appoint one member. The proposed directors of the joint venture company are:



Donald N. Larsen              Proposed Director, Chairman, President and Chief Executive Officer
Liang Bao Hua                 Proposed Director and Vice Chairman
Vincent Chu                   Proposed Director


Cohy Enterprise will grant the joint venture upon its formation the following rights:

    1) the use of the name "Cohy" in connection with carrying on the business of the railway TV system;

    2) the right to the technology, inventions, patent applications, issued patents, know-how, documentation, test results; and contracts relating to the development, testing, installation and operation of the railway TV system; and

    3) to manufacture, assemble, sell, lease, install and operate the railway TV system.

These rights will be exclusive worldwide, and will be for the 30 year duration of the joint venture company and any renewals.


We will issue a total of 500,000 shares of our common stock to Mr. Liang Bao Hua, the Chairman and a shareholder of Cohy Enterprise and a director, officer and shareholder of our company, in consideration of expenses previously incurred by him in connection with this matter and the grant of the license by Cohy Enterprise to the joint venture.

OUR COMPETITION. To our knowledge, there are currently no other companies producing a wireless controlled, closed-circuit railway train television system. However, there can be no assurance that competitors have not or will not succeed in developing technologies and products that are more effective than our products or which would render our products obsolete and noncompetitive. Many of our potential competitors may have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us, we expect to be the exclusive supplier to China Ministry of Railways for at least 20 years.

EMPLOYEES. We currently have no employees other than our officers. We anticipate using consultants for business, accounting, engineering, and legal services on an as-needed basis until full operations commence.

FACILITIES. Our executive and administrative offices are located at 1601 Cloverfield Boulevard, 2nd Floor, Santa Monica, California, USA, 90404. We lease those facilities for $175 per month on a month-to-month basis.

NO LEGAL PROCEEDINGS

There are no legal actions pending against us nor have we received any information or indication that there are any such legal actions contemplated. We do not believe that any individual, entity or governmental agency is contemplating legal action against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

EXECUTIVE OFFICERS AND DIRECTORS. Our directors and principal executive officers are as specified on the following table:


      NAME                               AGE                            POSITION
      ----                               ---                            --------
      Donald N. Larsen................   58   Chairman of the Board, President, Chief Executive Officer, and Director
      Liang Bao Hua...................   47   Director
      Wu Rong Guang...................   50   Director
      Vincent W. Chu..................   48   Director
      Michael A. Paulhus..............   32   Chief Financial Officer, Secretary/Treasurer


   DONALD N. LARSEN -- CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR Age 58


Mr. Larsen has been consulting for Chinese companies for many years and has resided in Hong Kong since 1992. Mr. Larsen is a founder and has been the Chairman since 1996 of Access International Capital Corporation, a business and financial services company that has provided consulting to Chinese companies on doing business with North American companies and doing business in North America. He is the founder and has been Chairman and President since 1998 of China Capital Sources Corporation, a financial and management consulting corporation which offers a broad range of professional services that are primarily targeted at assisting Chinese companies build profitable businesses and/or prepare themselves to enter the North American and international capital markets.


   LIANG BAO HUA -- DIRECTOR
   Age 47

Prior to 1969, Mr. Liang studied communications in Beijing, China. From 1969 to 1973, Mr. Liang worked for the Manufacturing and Construction Group of Heilong Jiang, from 1973 to 1976, he studied at Beijing Aviation University where he majored in Communications and Navigation. From 1977 to 1982, Mr. Liang worked at the Microwave Research Lab of 607 Research Institution of Ministry of Aviation, from 1982 to 1984, he was employed at the Design Department of 3535 Plant of Ministry of Aviation as an Engineer, from 1984 to 1989, Mr. Liang worked as a Director at Zhejiang Shaoxing Wire Power Plant. From 1989 to 1994, Mr. Liang worked as the general manager of Zhejiang Shaoxing Nantian Communication Equipment Manufacture, and from 1994 to 1996, Mr. Liang was the general manager of Beijing Chinet Communication, Science & Technology Development Co., Ltd. From 1996 to 1998, Mr. Liang worked as the general manager of Beijing Li An Ming Communication Equipment Manufacturer Co., Ltd. From 1998 to present, Mr. Liang has been the Chairman of the Board of Directors of Cohy Enterprise Investment Co., Ltd. Two projects by Mr. Liang have won the Provincial Science & Technology Improvement Award. While managed by Mr. Liang, Zhejiang Shaoxing Nantian Communication Equipment Manufacturer Co., Ltd. was listed second in the Chinese National Similar Products of Post and Telecommunications Industry.

   WU RONG GUANG -- DIRECTOR
   Age 50

From 1970 to 1978, Mr. Wu worked as an accountant for Hunan Projects Company. During this time, he also studied Economics at the Economy Department of Hubei Finance and Economy College. From 1982 to 1983, Mr. Wu was an assistant professor at the Economy Department of Hubei Finance and Economy College. From 1983 to 1986, Mr. Wu studied for his Masters Degree in Economics at the Investment Economy Department of Zhongnan Finance & Economy University. From 1986 through 1989, Mr. Wu was a lecturer at the Investment Economy Department of Zhongnan Finance and Economy University. From 1989 to 1991, Mr. Wu was the Head Accountant at Hong Kong China Overseas Construction Project Co., Ltd. From 1991 to 1994, Mr. Wu was a Vice-Professor of Investment Economy Department of Zhongnan Finance and Economy University where he was appointed Deputy General Manager and Head Accountant of Hua He Industry Development Company. From 1994 to present, Mr. Wu has been the Deputy General Manager and Head Accountant of Gold Dragon Real Estate Company, Deputy General Manager of Asset Management Company, and Director and Deputy General Manager of Hong Kong Jialong (Group) Co., Ltd. Mr. Wu has participated in over 60 theses, as well as participating in the authorship of over 10 books, among those a book called "Overseas Construction Accounting."

   VINCENT W. CHU -- DIRECTOR
   Age 48


Since 1996, Mr. Chu has been Managing Director of Asia Pacific Region for SEI Investments. He is responsible for developing SEI's global asset management business in Asia and implementing the company's strategy for the region. He currently serves on the boards of Taiwan International Investment Management Company, a joint venture of SEI in Taiwan, and SEI Asset Korea, a joint venture in South Korea with a local finance group and International Finance Corporation
(IFC). He also serves on the advisory boards of several start-up technology companies. Mr. Chu was a veteran investment banker and previously worked in Wall Street for major US banks, including Prudential Securities Incorporated (1985 --
1991) and Kidder, Peabody & Co. (1991 -- 1995). In 1994, he was relocated to Hong Kong with the responsibility of establishing and managing a regional investment banking office for Kidder. During his 14 years in the industry, he structured numerous financing programs for various types of corporate and government capital projects. Prior to joining investment banking firms, Mr. Chu was a consultant in the areas of corporate finance and capital markets. He offered his industry expertise and developed financial models for the finance and investment banking community; and his clients included many major US corporations, Wall Street firms, regional investment banks and municipal finance agencies. He was also a founding partner of Dubois, Brown & Chu (known as DBC), a leading consulting firm in the capital markets and government finance area. Mr. Chu graduated from Pace University in New York City with a B.B.A. degree in Economics (June 1978) and a M.B.A. degree with distinction in Financial Management (January 1981).


   MICHAEL A. PAULHUS -- CHIEF FINANCIAL OFFICER, SECRETARY/TREASURER
   Age 32

Mr. Paulhus has eight years of hands on experience in business operations and development. Mr. Paulhus' primary responsibilities for a number of hotel restaurant groups were focused on marketing and concept launches. Mr. Paulhus sold his business in 1998, and took the position of Director of Operations for Yageltown Ventures, an entertainment and hospitality group based in Vancouver, British Columbia, Canada. Since attending university, Mr. Paulhus has consulted to politicians and private groups in communications and public relations. From 2000 to present, Mr. Paulhus held the position of Director of Corporate Development for China Capital Sources Corporation.

NO ORDERS, JUDGMENTS OR DECREES. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining Messrs. Larsen, Chu, Liang, Wu or Paulhus from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting Messrs. Larsen, Chu, Liang, Wu or Paulhus of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are Messrs. Larsen, Chu, Liang, Wu or Paulhus officers or directors of any corporation or entity so enjoined.

EXECUTIVE COMPENSATION. On May 1, 2001, we entered into an Employment Agreement with Donald N. Larsen, our Chairman, President, Chief Executive Officer and a Director pursuant to which Mr. Larsen receives a salary of $8,000 per month. The Employment Agreement is for a term of one year commencing May 1, 2001, and shall automatically renew for successive one year terms unless either party gives written notice of non-renewal to the other party. Our Board of Directors, in its discretion, may give Mr. Larsen a year-end bonus.

Any additional compensation received by our directors, officers and management personnel will be determined from time to time by our Board of Directors. Our directors, officers and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONFLICTS RELATED TO OTHER BUSINESS ACTIVITIES. The persons serving as our officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us. As a result, conflicts of interest between us and the other activities of those persons may occur from time to time.

We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that our officers and directors exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on our behalf or on behalf of that shareholder and all other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to us.


Our officers and directors do not devote their full time to our business. Messrs. Liang and Wu will devote approximately 75% of their time to our business. Messrs. Larsen, Chu and Paulhus will devote approximately 25% of their time to our business.


RELATED PARTY TRANSACTIONS. Mr. Liang, who is a director and a principal shareholder of our company, is the Chairman, President and a shareholder of Cohy Enterprise, the proposed partner of the joint venture company. In addition, Mr. Wu, a director and shareholder of our company, is a consultant to Cohy Enterprise.


On July 1, 2001, we entered into a consulting agreement with Cohy Enterprise pursuant to which it has agreed to provide technical expertise in the field of wireless television communication and advise on general business issues in China to our company. The agreement commenced July 1, 2001, and shall continue until such time as our company has been successfully financed. Remuneration to Cohy Enterprise will be negotiated on a project by project basis.


During our fiscal year ended December 31, 2000, we repaid a $10,000 loan provided to our company by Access International Capital Corporation relating to our start-up costs. Donald N. Larsen, the Chairman, President, Chief Executive Officer, Director and a shareholder of our company, is also the Chairman of Access International Capital Corporation.

On May 1, 2001, we entered into an employment agreement with Mr. Larsen, pursuant to which he receives a salary of $8,000 per month. The employment agreement is for a term of one year commencing May 1, 2001, and shall automatically renew for successive one year terms unless either party gives written notice of non-renewal to the other party.

On May 1, 2001, we entered into a consulting agreement with China Capital Sources Corporation pursuant to which it agreed to provide technical, financial, paralegal, accounting, marketing and administration services to our company. The consulting agreement is for a term of one year commencing May 1, 2001, and shall automatically renew for successive one year terms unless either party gives written notice of non-renewal to the other party. Mr. Larsen is the Chairman and President of China Capital Sources Corporation.

The advertising company which the joint venture intends to use is owned by Mr. Liang, and the broadcasting company which the joint venture intends to use is managed by Mr. Liang.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this Prospectus by:

    - each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

    -   each of our directors and named executive officers; and

    -   each of our directors and executive officers as a group.


                                     NAME AND ADDRESS OF                  AMOUNT AND
TITLE OF CLASS                         BENEFICIAL OWNER                 NATURE OF OWNER        PERCENT OF CLASS
--------------                   ----------------------------         ------------------       ----------------
$0.001 par value common stock    Liang Bao Hua                         6,750,000 common                 39.7%
                                 No. 19 Xijing Road                              shares
                                 Badachu High Technology Area
                                 Beijing, China 100041

$0.001 par value common stock    Wu Rong Guang                         3,100,000 common                 18.2%
                                 No. 19 Xijing Road                              shares
                                 Badachu High Technology Area
                                 Beijing, China 100041


$0.001 par value common stock    Qi Lin No. 19                         2,450,000 common                 14.4%
                                 Xijing Road Badachu                             shares
                                 High Technology Area
                                 Beijing, China 100041

$0.001 par value common stock    Donald N. Larsen                               500,000                  2.9%
                                 1513-C,3/F,BLK 2 san po Kong             common shares
                                 Estate
                                 Kowloon, Hong Kong

$0.001 par value common stock    Vincent W. Chu                                  10,000                 0.06%
                                 Flat 30G, Two Robinson Place             common shares
                                 70 Robinson Road
                                 Hong Kong, China

$0.001 par value common stock    Michael A. Paulhus                                 Nil                   N/A
                                 Suite 208, 1238 Melville Street
                                 Vancouver, British Columbia
                                 Canada  V6E 4N2

$0.001 par value common stock    All directors and executive                 10,360,000                  60.9
                                 officers as a group                      common shares



Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

                            SELLING SECURITY HOLDERS

The following table sets forth the number of shares which may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.


           NAME OF SELLING SECURITY HOLDER                  NUMBER OF SHARES OWNED      % OF TOTAL SHARES
           -------------------------------                  ----------------------      -----------------
           Oxford Capital Corporation                                505,000                      3.0%
           Asia Pacific Capital Corporation                          300,000                      1.8%

           NAME OF SELLING SECURITY HOLDER                  NUMBER OF SHARES OWNED      % OF TOTAL S HARES
           -------------------------------                  ----------------------      ------------------
           Albion Investment Corporation                             535,000                      3.1%
           Dot Com Limited                                           535,000                      3.1%
           Shangri-La Ventures Limited                               505,000                      3.0%
           Benjamin Leboe (1)                                        500,000                      2.9%
           Kevin Nagel                                               500,000                      2.9%
           Millie Chiu                                               150,000                      0.9%
           Bernie Kennedy                                            150,000                      0.9%
           Wu Han-Hong                                                37,000                      0.2%
           Zhang Jian-Dong                                            35,150                      0.2%
           Wang Xuan                                                  30,000                      0.2%
           Song Hong Lei                                              27,750                      0.2%
           Zhang Tao                                                  27,750                      0.2%
           Linda M. McBurney and Richard S. McBurney                  20,000                     0.12%
           Alan Kerr                                                  20,000                     0.12%
           Sherry Lee                                                 10,000                     0.06%
           Ko Fook Chiu                                               10,000                     0.06%
           Sau Hin Chiu                                               10,000                     0.06%
           Siu Mei Tsang                                              10,000                     0.06%
           Hsiu Hsun Eric Chiu                                        10,000                     0.06%
           Fung Ying Chung                                            10,000                     0.06%
           Sue Hegedus and Alex Hegedus                               10,000                     0.06%
           Mark Donahue                                               10,000                     0.06%
           Elizabeth R. Leboe                                         10,000                     0.06%
           David A. Leboe                                             10,000                     0.06%
           Tammie and Dugg O'Rielly                                   10,000                     0.06%
           Susan Currie                                               10,000                     0.06%
           Jack Van der Star                                          10,000                     0.06%
           Joan F. Norkum                                             10,000                     0.06%
           Elisabeth Mary Donahue                                     10,000                     0.06%
           Dean V. Muscardin                                          10,000                     0.06%
           Allison M. Briden                                          10,000                     0.06%
           Jarvis William Tomkins                                     10,000                     0.06%
           Leo V. Donahue                                             10,000                     0.06%
           Shirley M. George                                          10,000                     0.06%
           John Christian McBurney                                    10,000                     0.06%
           Dallas Larsen                                              10,000                     0.06%
           Terence D. Dunn                                            10,000                     0.06%
           Ken Hewitt                                                 10,000                     0.06%
           Victor A. Buck                                             10,000                     0.06%
           Andrew Adamson                                             10,000                     0.06%
           Tina Agger                                                 10,000                     0.06%
           Wang Wu-Ji                                                  7,400                     0.04%
           Jiang Min                                                   7,400                     0.04%
           Dai Hong                                                    3,700                     0.02%
           Shi Lei                                                     3,700                     0.02%
           Guo Wen-Feng                                                3,700                     0.02%
           Hou Zao-Yong                                                3,700                     0.02%
           Yuan Yan                                                    3,700                     0.02%
           Liu Qi                                                      3,700                     0.02%
           Yang Zheng-Feng                                             3,700                     0.02%
           Shi Hua                                                     3,700                     0.02%
           Yao Lu-Sheng                                                3,700                     0.02%
           Zhou Hong-Mei                                               3,700                     0.02%
           Wang Li-Rong                                                1,850                     0.01%
           Wang Shu-Mei                                                1,850                     0.01%
           Tong Xiao-Xu                                                1,850                     0.01%
           TOTAL                                                   4,205,000

(1) Former officer and director of our company.


                              PLAN OF DISTRIBUTION

The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

    - purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

    -   privately negotiated transactions.


Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.


The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed this registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

REGULATION M PROHIBITS ANY BIDS OR PURCHASES MADE IN ORDER TO STABILIZE THE PRICE OF A SECURITY IN CONNECTION WITH THE DISTRIBUTION OF THAT SECURITY, EXCEPT AS SPECIFICALLY PERMITTED BY RULE 104 OF REGULATION M. THESE STABILIZING TRANSACTIONS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO BE MORE THAN IT WOULD OTHERWISE BE IN THE ABSENCE OF THESE TRANSACTIONS. WE HAVE INFORMED THE SELLING SECURITY HOLDERS THAT STABILIZING TRANSACTIONS PERMITTED BY REGULATION M ALLOW BIDS TO PURCHASE OUR COMMON STOCK IF THE STABILIZING BIDS DO NOT EXCEED A SPECIFIED MAXIMUM. REGULATION M SPECIFICALLY PROHIBITS STABILIZING THAT IS THE RESULT OF FRAUDULENT, MANIPULATIVE,

OR DECEPTIVE PRACTICES. SELLING SECURITY HOLDERS AND DISTRIBUTION PARTICIPANTS ARE REQUIRED TO CONSULT WITH THEIR OWN LEGAL COUNSEL TO ENSURE COMPLIANCE WITH REGULATION M.

                            DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of $0.001 par value common stock. Each share of common stock has equal rights and preferences, including voting privileges. As of December 31, 2000, there were 17,015,000 shares of our common stock issued and outstanding. We are also authorized to issue 50,000,000 shares of preferred stock. As of December 31, 2000, there were no shares of our preferred stock issued and outstanding.


Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, and if, declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the owners of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after a provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive, or other subscription rights, and there are no redemption provisions applicable to our common stock.


DIVIDEND POLICY. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Article 8 of our Certificate of Incorporation provides, among other things, that our officers shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of such directors duty of loyalty to us or our security holders;

    - for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

    - liability for unlawful payments of dividends or unlawful purchase or redemption by us; or

    - for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Section 17 of Article 3 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law.

INDEMNIFICATION AGREEMENTS. We will enter into indemnification agreements with each of our executive officers and directors. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interest. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FOREGOING

PROVISIONS, OR OTHERWISE, WE HAVE BEEN ADVISED THAT IN THE OPINION THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


REPORTS TO SECURITY HOLDERS. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. However, should this registration statement be declared effective by the Securities and Exchange Commission, we will be deemed a reporting company. Should we become a reporting company, we would be required to timely disclose all material changes or facts with respect to our affairs and make required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.


When, and if, we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

There are no outstanding options or warrants to purchase our shares, or securities convertible into shares of our common stock. There are no outstanding shares of our common stock that could be sold pursuant to Rule 144 pursuant to the Securities Act of 1933, or that we have agreed to register under the Securities Act of 1933 for sale by security holders. The approximate number of holders of record of shares of our common stock is sixty-five (65).

PENNY STOCK REGULATION. Shares of our common stock are subject to the rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

    - a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

    - a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;

    - a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price;

    -   a toll-free telephone number for inquiries on disciplinary actions;

    - definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

    - such other information and is in such form (including language, type, size and format), as the Commission shall require by rule and regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

    -   the bid and offer quotations for the penny stock;

    - the compensation of the broker-dealer and its salesperson in the transaction;

    - the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

    - month account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If any of our securities become subject to the penny stock rules, holders of those securities may have difficulty selling those securities.

                                  LEGAL MATTERS


The validity of the issuance of the shares of common stock offered hereby has been passed upon for Cohy China by Holland & Knight LLP, Los Angeles, California.


                                     EXPERTS


Our financial statements included in this Prospectus and registration statement for the period from inception to the fiscal year ended December 31, 2000 have been audited by Grant Thornton, Chartered Accountants, and are included in reliance upon such reports given upon the authority of Grant Thornton as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the rules and regulations of the SEC. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York. You may obtain copies of all or any portion of the registration statement from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of an contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

                         INDEX TO FINANCIAL INFORMATION


               For the year ended December 31, 2000
Page              Independent Auditors' Report
Page              Balance Sheet
Page              Statement Of Operations
Page              Statement Of Cash Flows
Page              Statement of Stockholders' Equity
Pages             Notes To Financial Statements
               For the nine months ended September 30, 2001
Page              Balance Sheet
Page              Statement Of Operations
Page              Statement Of Cash Flows
Page              Statement of Stockholders' Equity
Pages             Notes To Financial Statements

                                                           [GRANT THORNTON LOGO]

Grant Thornton LLP
Chartered Accountants
Management Consultants
Canadian Member Firm of
Grant Thornton International

   INDEPENDENT AUDITORS' REPORT ON THE FINANCIAL STATEMENTS

   To the Shareholders of
   Cohy China Communications Corporation

   We have audited the balance sheet of Cohy China Communications Corporation (a Development Stage Company) as at December 31, 2000 and the statements of loss, cash flows and stockholders' equity for the period from February 28, 2000 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion

   In our opinion, these financial statements present fairly, in all material respects, the financial position of Cohy China Communications Corporation as at December 31, 2000 and the results of its operations and cash flows for the period from February 28, 2000 (inception) to December 31, 2000 in accordance with accounting principles generally accepted in the United States of America.

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no established source of revenue and is dependent on its ability to raise substantial amounts of equity funds. This raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   Kelowna, Canada
   February 6, 2001                                        Chartered Accountants

   200- 1633 Ellis Street
   Kelowna
   British Columbia
   V1Y 2A8
   Tel: (250) 712-6800
   Fax: (250) 712-6850

Cohy China Communications Corporation
(a Development Stage Company)
Statement of Loss
From February 28, 2000 (inception) to December 31, 2000


Revenue
  Interest                            $      8,541
                                      ------------

Bank charges                                   219
Communication                                  294
Insurance                                      539
Office                                         150
Professional fees                           36,686
Regulatory                                  14,353
Rent                                         1,313
Travel                                       5,848
                                      ------------

Total expenses                              59,402
                                      ------------

Net loss                              $    (50,861)
                                      ============

Weighted average number
  of shares outstanding                 14,312,339
                                      ============

Loss per share - fully diluted        $     (0.004)
                                      ============

              See accompanying notes to the financial statements.


[GRANT THORNTON LOGO]

Cohy China Communications Corporation
(a Development Stage Company)
Balance Sheet
December 31, 2000

Assets
Current
  Cash                                                   $ 285,102
                                                         =========

Liabilities
Current
  Accounts payable                                       $  10,663
  Accrued liabilities                                        4,500
  Loans payable (Note 4)                                    38,900
                                                         ---------
                                                            54,063
                                                         ---------

Stockholders' Equity
Capital stock (Note 6)                                      17,015
  Authorized:
    100,000,000 common shares of $0.001 par value
     50,000,000 preferred shares
  Allotted:
     17,015,000 shares
Additional paid-in capital                                 264,885
Deficit accumulated during the development stage           (50,861)
                                                         ---------
                                                           231,039
                                                         ---------

                                                         $ 285,102
                                                         =========

              See accompanying notes to the financial statements.


[GRANT THORNTON LOGO]

Cohy China Communications Corporation
(a Development Stage Company)
Statement of Cash Flows
From February 28, 2000 (inception) to December 31, 2000

Operating Activities
    Net loss                                             $ (50,861)
    Changes in non-cash operating working capital
        Accounts payable                                    10,663
        Accrued liabilities                                  4,500
                                                         ---------
                                                           (35,698)
                                                         ---------
Financing Activities
    Capital stock issued for cash, net                     281,900
    Issue of loans payable                                  38,900
    Advances from related parties                           10,000
    Repayments to related parties                          (10,000)
                                                         ---------
                                                           320,800
                                                         ---------

Cash, end of period                                      $ 285,102
                                                         =========


              See accompanying notes to the financial statements.


[GRANT THORNTON LOGO]

Cohy China Communications Corporation
(a Development Stage Company)
Statement of Stockholders' Equity
From February 28, 2000 (inception) to December 31, 2000

                                       Common Shares             Additional
                                       -------------               Paid-In
                                  Shares           Amount          Capital         Total
                                  ------           ------          -------         -----
Common stock
  issued for cash
  at $0.01 per share            14,780,000         $14,780        $133,020        $147,800

Common stock
  issued for cash
  at $0.06 per share             2,235,000           2,235         131,865         134,100

Net loss for the period
  from inception to
  December 31, 2000                                                                (50,861)
                                ----------         -------        --------        --------
Balance,
  December 31, 2000             17,015,000         $17,015        $264,885        $231,039
                                ==========         =======        ========        ========


               See accompanying notes to the financial statements.


[GRANT THORNTON LOGO]

Cohy China Communications Corporation
(a Development Stage Company)
Notes to the Financial Statements
December 31, 2000

1.   Operations and going concern

The Company was incorporated under the laws of the State of Delaware on February 24, 2000 to engage in international business.

The Company has not yet commenced its planned principal operations and it has not yet earned any revenue from operations. In accordance with SFAS #7 it is considered a development stage company.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern which assumes the realization of assets and settlement of liabilities in the normal course of business. Since its inception, the Company has been engaged in organizational and pre-operating activities. Further, the Company has generated no revenues from operations and incurred losses. Continuation of the Company's existence is dependent upon its ability to obtain additional capital and sustain profitable operations. The uncertainty related to these conditions raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management's plans include completion of an offering to raise additional capital.


2.   Summary of significant accounting policies

These financial statements are presented in U.S. dollars and in accordance with accounting principles generally accepted in the United States.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Deferred income taxes

Deferred income taxes are provided for significant carryforwards and temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets or liabilities are determined by applying presently enacted tax rates and laws. A valuation allowance is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized.


[GRANT THORNTON LOGO]

Cohy China Communications Corporation
(a Development Stage Company)
Notes to the Financial Statements
December 31, 2000

3.   Related party transactions

During the period, a total of $10,000 was paid to Access International Capital Corporation, a company controlled by certain officers and/or directors, to repay amounts previously advanced. The transaction was in the normal course of business, and has been recorded at the exchange amount.


4.   Loans payable

These loans have no specific terms of repayment, but may be repaid by issuance of stock at the option of the lenders. The price and number of the shares have not yet been determined. Any stock issued in repayment of these loans will not be issued at less than fair market value.


5.   Capital stock

Share certificates

The company has allotted but not yet issued share certificates representing 17,015,000 shares for which subscriptions have been received and accepted by the company and full payment has been received. These shares are recorded as allotted in the financial statements.


6.   Income taxes

The potential tax benefits of the losses carried forward are offset by a valuation allowance of the same amount as there is substantial uncertainty that the losses carried forward will be utilized before their expiry.


[GRANT THORNTON LOGO]

--------------------------------------------------------------------------------
COHY CHINA COMMUNICATIONS CORPORATION
(a Development Stage Company)
BALANCE SHEET - UNAUDITED
--------------------------------------------------------------------------------



                                                    SEPTEMBER 30     December 31
                                                        2001            2000
                                                    ------------    ------------
ASSETS
Current

  Cash                                              $     20,111    $    285,102
                                                    ------------    ------------


LIABILITIES
Current

  Accounts payable                                  $     99,325    $     10,663
  Accrued liabilities                                     35,845           4,500
  Loans payable (Note 4)                                  38,900          38,900
  Due to related party                                     3,625            --
                                                    ------------    ------------
                                                         177,695          54,063
                                                    ------------    ------------

STOCKHOLDERS' EQUITY
Capital stock (Note 5)
  Authorized:
    100,000,000 common shares of $0.001 par value
     50,000,000 preferred shares
  Allotted:
     17,015,000 common shares (2000 - 17,015,000)         17,015          17,015
Additional paid-in capital                               264,885         264,885
Deficit accumulated during the development stage        (439,484)        (50,861)
                                                    ------------    ------------
                                                        (157,584)        231,039
                                                    ------------    ------------
                                                    $     20,111    $    285,102
                                                    ------------    ------------


Subsequent events (Note 6)




               See accompanying notes to the financial statements.

--------------------------------------------------------------------------------
COHY CHINA COMMUNICATIONS CORPORATION
(a Development Stage Company)
STATEMENT OF OPERATIONS - UNAUDITED
--------------------------------------------------------------------------------



                                                                   For the          For the
                                                                 period from      period from
                                 For the         For the          inception         inception
                                period from     nine months      February 28      February 28
                               inception to        ended             2000           2000 to
                               September 30    September 30     to September 30   December 31
                                  2001             2001              2000            2000
                              -------------    -------------    -------------    -------------
Revenue
    Interest                  $      12,444    $       3,903    $       5,075    $       8,541
                              -------------    -------------    -------------    -------------

Expenses
    Bank charges
    and exchange                        545              325              219              219
    Communication                       294             --                194              294
    Insurance                           539             --                539              539
    Meals and entertainment          11,361           11,361             --               --
    Office                            2,157            2,007              112              150
    Printing                         12,185           12,185             --               --
    Professional fees               276,067          239,381           22,094           36,686
    Regulatory                       14,884              532           13,733           14,353
    Rent                              1,313             --                919            1,313
    Salaries and wages               40,000           40,000             --               --
    Travel                           87,672           81,824            5,848            5,848
    Training                          4,911            4,911             --               --
                              -------------    -------------    -------------    -------------

Total expenses                      451,928          392,526           43,658           59,402
                              -------------    -------------    -------------    -------------

Net loss                      $    (439,484)   $    (388,623)   $     (38,583)   $     (50,861)
                              =============    =============    =============    =============

Weighted average number
   of shares outstanding                          17,015,000       13,171,766       14,312,339
                                               =============    =============    =============

Loss per share -
   basic and diluted                           $      (0.023)   $      (0.003)   $      (0.004)
                                               =============    =============    =============


               See accompanying notes to the financial statements.

--------------------------------------------------------------------------------
COHY CHINA COMMUNICATIONS CORPORATION
(a Development Stage Company)
STATEMENT OF CASH FLOWS - UNAUDITED
--------------------------------------------------------------------------------



                                                                          For the           For the
                                                                        period from        period from
                                        For the          For the          inception        inception
                                       period from      nine months     February 28       February 28
                                      inception to        ended           2000 to           2000 to
                                      September 30     September 30     September 30      December 31
                                          2001             2001             2000             2000
                                      -------------    -------------    -------------    -------------
Cash flows derived from

   OPERATING ACTIVITIES
      Net loss                        $    (439,484)   $    (388,623)   $     (38,583)   $     (50,861)
       Changes in non-cash
          operating working capital
           Accounts payable                  99,325           88,662             --             10,663
           Accrued liabilities               35,845           31,345            3,611            4,500
                                      -------------    -------------    -------------    -------------
                                           (304,314)        (268,616)         (34,972)         (35,698)
                                      -------------    -------------    -------------    -------------

   FINANCING ACTIVITIES
      Advances from related parties          19,980            9,980           10,000           10,000
      Repayments to related parties         (16,355)          (6,355)         (10,000)         (10,000)
      Issue of loan payable                  38,900             --             38,900           38,900
      Capital stock issued for cash         281,900             --            281,900          281,900
                                      -------------    -------------    -------------    -------------
                                            324,425            3,625          320,800          320,800
                                      -------------    -------------    -------------    -------------

Net increase (decrease) in cash              20,111         (264,991)         285,828          285,102

Cash, beginning of period                      --            285,102             --               --
                                      -------------    -------------    -------------    -------------

Cash, end of period                   $      20,111    $      20,111    $     285,828    $     285,102
                                      =============    =============    =============    =============






               See accompanying notes to the financial statements.

--------------------------------------------------------------------------------
COHY CHINA COMMUNICATIONS CORPORATION
(a Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY - UNAUDITED
From inception to September 30, 2001
--------------------------------------------------------------------------------




                                  Common Shares           Additional
                           ---------------------------     Paid-In
                              Shares         Amount        Capital         Deficit        Total
                           ------------   ------------   ------------   ------------    ------------
Net loss for the period
  from inception to
  December 31, 2000                                                     $    (50,861)   $    (50,861)

Issued during the period
  from inception to
  December 31, 2001
   for cash                  17,015,000   $     17,015   $    264,885
                           ------------   ------------   ------------   ------------    ------------

Balance,
  December 31, 2000          17,015,000         17,015        264,885        (50,861)        231,039

Net loss for the
  nine months ended
  September  30, 2001                                                       (388,623)       (388,623)
                           ------------   ------------   ------------   ------------    ------------

Balance,
  September 30, 2001         17,015,000   $     17,015   $    264,885   $   (439,484)   $   (157,584)
                           ============   ============   ============   ============    ============




               See accompanying notes to the financial statements.

--------------------------------------------------------------------------------
COHY CHINA COMMUNICATIONS CORPORATION
(a Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS - UNAUDITED
September 30, 2001


1.  OPERATIONS AND GOING CONCERN

The Company was incorporated under the laws of the State of Delaware on February 24, 2000 to engage in international business.

The Company has not yet commenced its planned principal operations and it has not yet earned any revenue from operations. In accordance with SFAS #7 it is considered a development stage company.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern which assumes the realization of assets and settlement of liabilities in the normal course of business. Since its inception, the Company has been engaged in organizational and pre-operating activities. Further, the Company has generated no revenues from operations and incurred losses. Continuation of the Company's existence is dependent upon its ability to obtain additional capital and sustain profitable operations. The uncertainty related to these conditions raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management's plans include completion of an offering to raise additional capital.


--------------------------------------------------------------------------------


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements are presented in U.S. dollars and in accordance with accounting principles generally accepted in the United States.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

DEFERRED INCOME TAXES

Deferred income taxes are provided for significant carryforwards and temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets or liabilities are determined by applying presently enacted tax rates and laws. A valuation allowance is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

--------------------------------------------------------------------------------
COHY CHINA COMMUNICATIONS CORPORATION
(a Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS - UNAUDITED
September 30, 2001
--------------------------------------------------------------------------------


3.  RELATED PARTY TRANSACTIONS


During the period, a total of $83,560 was paid to China Capital Sources Corporation, a company controlled by certain officers and/or directors, for various consulting and business services. China Capital Sources Corporation also paid $9,980 of expense on the company's behalf, of which $6,355 was subsequently reimbursed. The transactions were in the normal course of business, and have been recorded at the exchange amounts.



At September 30, 2001, $3,625 remained payable to China Capital Sources Corporation. There are no fixed terms of repayment.



--------------------------------------------------------------------------------



4.  LOANS PAYABLE



These loans have no specific terms of repayment, but may be repaid by issuance of stock at the option of the lenders. The price and number of the shares have not yet been determined. Any stock issued in repayment of these loans will not be issued at less than fair market value.



--------------------------------------------------------------------------------



5.  CAPITAL STOCK



SHARE CERTIFICATES



The Company has allotted, but not yet issued, share certificates representing 17,015,000 shares for which subscriptions have been received and accepted by the Company and full payment has been received. These shares are recorded as allotted in the financial statements.



6.  SUBSEQUENT EVENTS



(a) Subsequent to the period end, the Company subscribed to one ordinary share of Far East Communications Corporation(Far East), under the laws of the Republic of Mauritius. The shares was issued on October 8, 2001. The one ordinary share represents all of the issued and outstanding shares of Far East, and therefore makes them a wholly owned subsidiary. The subsidiary has not yet commenced operations.



(b) The Company has committed Far East Communications Corporation to contribute $135,000 to a joint venture to be incorporated under the laws of the People's Republic of China. In return for its contribution, Far East Communications Corporation will receive a 90% interest in the joint venture.



(c) The Company has agreed to issue 500,000 shares to a shareholder and director for expenses previously incurred and the right to use a license, owned by a company controlled by the shareholder.

--------------------------------------------------------------------------------
COHY CHINA COMMUNICATIONS CORPORATION
(a Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS - UNAUDITED
September 30, 2001
--------------------------------------------------------------------------------



7.  INCOME TAXES



The potential tax benefits of the losses carried forward are offset by a valuation allowance of the same amount as there is substantial uncertainty that the losses carried forward will be utilized before their expiry.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Eight of our Certificate of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for:

    - any breach of such director's duty of loyalty to us or our security holders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or

    - any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Our Bylaws provide that we will indemnify our directors to the extent permitted by Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under the Delaware General Corporation Law. Our Certificate of Incorporation also provides that to the extent that Delaware General Corporation Law is amended to permit further indemnification, we will so indemnify our directors.

Section 145 of the Delaware General Corporation law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

INDEMNIFICATION AGREEMENTS. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. To be entitled to indemnification by us, such officer must have acted in good faith and in a manner such officer believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, WE HAVE BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the shares offered by the selling stockholders, except any selling commissions or discounts allocable to sales of those shares, fees and disbursements of counsel and other representatives of the selling stockholders, and any stock transfer taxes payable by reason of any such sale. The estimated expenses of issuance and distribution are set forth below.


       Registration Fee                          Approximately      $ 12,500
       Transfer Agent Fees                       Approximately      $    200
       Costs of Printing and Engraving           Approximately      $  1,500
       Legal Fees                                Approximately      $ 78,000
       Accounting Fees                           Approximately      $ 15,000


RECENT SALES OF UNREGISTERED SECURITIES

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:


In or about March, 2000 and ending in June, 2000, we issued 17,015,000 shares of our $.001 par value common stock for cash. Those shares were issued in reliance upon Regulation S promulgated by the Securities and Exchange Commission. The proceeds to Cohy China were US$281,900. Such proceeds were used for working capital.


EXHIBITS

Copies of the following documents are filed with this registration statement, Form SB-2, as exhibits:


  EXHIBIT NO.
  -----------
     3.1        Certificate of Incorporation (Charter Document)*

     3.2        Bylaws*

     5.1        Legal opinion of Holland & Knight LLP**

    10.1        Agreement between Cohy enterprise Investment Co. Ltd. and China
                Railway Scientific and Technology Development Company*

    10.2        Employment Agreement with Donald N. Larsen**

    10.3        Amended Agreement to Establish and Operate Cohy Communications
                Ltd., a Co-operative Joint Venture

    11.         Statement Re: Computation of Per Share Earnings***

    23.1        Consent of Independent Chartered Accountants**

    23.2        Consent of Holland & Knight LLP (contained in Exhibit 5.1)

    24.1 Powers of Attorney (included in the signature page to the Registration Statement)

    27.         Financial Data Schedule*


*   Previous filed

**  To be filed by amendment

*** Included in financial statements

UNDERTAKINGS

A. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;


        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and


        (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beijing, China, on this 21st day of December, 2001.


                                       COHY CHINA COMMUNICATIONS CORPORATION


                                       By  /s/  Donald N. Larsen
                                           -------------------------------------
                                           Donald N. Larsen
                                           Chief Executive Officer and President

   In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


SIGNATURE                                            CAPACITY IN WHICH SIGNED                              DATE
---------                                            ------------------------                              ----
                                                                                                           <C
/s/    Donald N. Larsen                              Chairman, President, Chief Executive                  December 21, 2001
--------------------------------------------         Officer and Director
Donald N. Larsen


/s/    Vincent W. Chu, by Donald N. Larsen,          Director                                              December 21, 2001
       attorney-in-fact
--------------------------------------------
Vincent W. Chu

/s/    Liang Bao Hua, by Donald N. Larsen,           Director                                              December 21, 2001
       attorney-in-fact
-------------------------------------------
Liang Bao Hua

/s/    Wu Rong Guang, by Donald N. Larsen,           Director                                              December 21, 2001
       attorney-in-fact
-------------------------------------------
Wu Rong Guang

/s/    Michael A. Paulhus, by Donald N.              Chief Financial Officer and                           December 21, 2001
       Larsen, attorney-in-fact                      Secretary/Treasurer
-------------------------------------------
Michael A. Paulhus